SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 Schedule 13G/A


   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
         (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 3)*


                               Curon Medical, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    231292103
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           [ ]       Rule 13d-1(b)

           [ ]       Rule 13d-1(c)

           [X]       Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                               Page 1 of 17 Pages


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 231292103                                               13 G                          Page 2 of 17
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      U.S. Venture Partners V, L.P.
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

                      Delaware
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       0
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*                                                              PN
------------ ---------------------------------------------------------------------------------------------------------
                                      * SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 231292103                                               13 G                          Page 3 of 17
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      USVP V International, L.P.
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

                      Cayman Islands
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       0
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*                                                              PN
------------ ---------------------------------------------------------------------------------------------------------
                                      * SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 231292103                                               13 G                          Page 4 of 17
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      USVP V Entrepreneur Partners, L.P.
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

                      Delaware
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       0
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*                                                              PN
------------ ---------------------------------------------------------------------------------------------------------
                                      * SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 231292103                                               13 G                          Page 5 of 17
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      2180 Associates Fund V, L.P.
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

                      Delaware
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       0
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*                                                              PN
------------ ---------------------------------------------------------------------------------------------------------
                                      * SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 231292103                                               13 G                          Page 6 of 17
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Presidio Management Group V, L.L.C.
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

                      Delaware
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       0
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*                                                              00
------------ ---------------------------------------------------------------------------------------------------------
                                      * SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 231292103                                               13 G                          Page 7 of 17
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Irwin Federman
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares.
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       0
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*                                                              IN
------------ ---------------------------------------------------------------------------------------------------------
                                      * SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 231292103                                               13 G                          Page 8 of 17
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Steven M. Krausz
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares.
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       0
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*                                                              IN
------------ ---------------------------------------------------------------------------------------------------------


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 231292103                                               13 G                          Page 9 of 17
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Jonathan D. Root
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares.
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       0
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*                                                              IN
------------ ---------------------------------------------------------------------------------------------------------
                                      * SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 231292103                                               13 G                          Page 10 of 17
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Philip M. Young
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares.
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       0
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*                                                              IN
------------ ---------------------------------------------------------------------------------------------------------
                                      * SEE INSTRUCTIONS BEFORE FILLING OUT!

     This Amendment No. 3 amends the previous statement on Schedule 13G filed by U.S. Venture Partners V, L.P., USVP V International, L.P., USVP V Entrepreneur Partners, L.P., 2180 Associates Fund V, L.P., Presidio Management Group V, L.L.C., Irwin Federman, Steven M. Krausz, Stuart G. Phillips, Jonathan D. Root and Philip M. Young. The foregoing entities and individuals are collectively referred to as the "Reporting Persons." Only those items as to which there has been a change are included in this Amendment No. 3.



ITEM 4.           OWNERSHIP:

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2005:

                     (a)      Amount beneficially owned:
                              --------------------------

                     See Row 9 of cover page for each Reporting Person.

                     (b)      Percent of Class:
                              -----------------

                     See Row 11 of cover page for each Reporting Person.

                     (c)      Number of shares as to which such person has:
                              ---------------------------------------------

                              (i)    Sole power to vote or to direct the vote:
                                     -----------------------------------------

                                     See Row 5 of cover page for each  Reporting
                                     Person.

                              (ii)   Shared power to vote or to direct the vote:
                                     -------------------------------------------

                                     See Row 6 of cover page for each  Reporting
                                     Person.

                              (iii)  Sole power to dispose or to direct the
                                     -------------------------------------------
                                     disposition of:
                                     ---------------

                                     See Row 7 of cover page for each  Reporting
                                     Person.

                              (iv)   Shared power to dispose or to direct the
                                     -------------------------------------------
                                     disposition of:
                                     ---------------

                                     See Row 8 of cover page for each  Reporting
                                     Person.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
                  ---------------------------------------------

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X] Yes

                                   SIGNATURES
                                   ----------


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 10, 2006


U.S. Venture Partners V, L.P.                 /s/ Michael Maher
By Presidio Management Group V, L.L.C.        ----------------------------------
Its General Partner                           Signature


                                              Michael Maher
                                              ----------------------------------
                                              Chief Financial Officer/
                                              Attorney-In-Fact


USVP V International, L.P.                    /s/ Michael Maher
By Presidio Management Group V, L.L.C.        ----------------------------------
Its General Partner                           Signature


                                              Michael Maher
                                              ----------------------------------
                                              Chief Financial Officer/
                                              Attorney-In-Fact


USVP V Entrepreneur Partners, L.P.            /s/ Michael Maher
By Presidio Management Group V, L.L.C.        ----------------------------------
Its General Partner                           Signature


                                              Michael Maher
                                              ----------------------------------
                                              Chief Financial Officer/
                                              Attorney-In-Fact


2180 Associates Fund V, L.P.                  /s/ Michael Maher
By Presidio Management Group V, L.L.C.        ----------------------------------
Its General Partner                           Signature


                                              Michael Maher
                                              ----------------------------------
                                              Chief Financial Officer/
                                              Attorney-In-Fact


By Presidio Management Group V, L.L.C.        /s/ Michael Maher
A Delaware Limited Liability Company          ----------------------------------
                                              Signature

                                              Michael Maher
                                              ----------------------------------
                                              Chief Financial Officer/
                                              Attorney-In-Fact

Irwin Federman                                /s/ Michael Maher
                                              ----------------------------------
                                              Michael Maher
                                              Attorney-In-Fact


Steven M. Krausz                              /s/ Michael Maher
                                              ----------------------------------
                                              Michael Maher
                                              Attorney-In-Fact


Jonathan D. Root                              /s/ Michael Maher
                                              ----------------------------------
                                              Michael Maher
                                              Attorney-In-Fact


Philip M. Young                               /s/ Michael Maher
                                              ----------------------------------
                                              Michael Maher
                                              Attorney-In-Fact

                                                                     Found on
                                                                   Sequentially
Exhibit                                                           Numbered Pages
-------                                                           --------------

Exhibit A: Agreement of Joint Filing                                    16


Exhibit B: Reference to Michael P. Maher as Attorney-In-Fact            17

                                    EXHIBIT A
                                    ---------


                            Agreement of Joint Filing
                            -------------------------


     The Reporting Persons have agreed that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Curon Medical, Inc. shall be filed on behalf of each of the Reporting Persons. Note that copies of the applicable agreement are already on file with the appropriate agencies.

                                    EXHIBIT B
                                    ---------


                 REFERENCE TO MICHAEL MAHER AS ATTORNEY-IN-FACT
                 ----------------------------------------------


     Michael P. Maher has signed the enclosed documents as Attorney-In-Fact. Note that copies of the applicable Power of Attorneys are already on file with the appropriate agencies.